Exhibit (p)(30)

BlueBay’s Internal Code of Ethics

BlueBay’s internal code of conduct is encompassed in the BlueBay Compliance Manual, which incorporates the Code of Ethics. The Code of Ethics requires all employees to:

•	Act with integrity, competence, diligence, respect and in an ethical manner with clients/investors, prospective clients/investors, and all other persons with whom they deal in the course of their business activities;
•	Place the interests of clients/investors above their own personal interests;
•	Use reasonable care and exercise independent and objective professional judgment when carrying out their duties for clients/investors, and prospective clients/investors, and with persons with whom they interact in the course of carrying out their duties;
•	Promote the integrity of and uphold the laws and rules governing capital markets and the investment management profession; and
•	Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals with whom they interact; and
•	Ensure that all verbal and written communication, including Bloomberg messages, Bloomberg instant messages, and email messages, are professional and do not include any material that could be regarded as inappropriate or offensive.

Our Code of Ethics policy incorporates specific requirements in respect of:

•	Compliance with laws, rules and regulations
•	Independence and objectivity
•	Conflict of interest
•	Corporate opportunities
•	Personal account dealing
•	Business gifts and entertainment
•	Political contributions
•	Charitable Donations
•	Confidentiality
•	Fair dealing
•	Protection and proper use of BlueBay assets
•	Insider dealing
•	Outside business and not-for profit activities

All Partners and employees are required to confirm on an initial and annual basis that they are familiar with and will comply with the guidelines laid out in the compliance manual. BlueBay’s compliance manual is regularly amended according to changes in business activities, regulations and law. The compliance manual is formally updated and redistributed to all employees once a year. The compliance manual was last updated in April 2013.

Additionally, BlueBay employees are required to sign up to RBC’s code of conduct. BlueBay is committed to ensuring the integrity of the business by maintaining its ethical standards and continuing the high degree of professionalism.

Code of Conduct

def. n. **1.** *adherence to ethical principles; honesty.*

integrity

Doing What's Right

* Do business openly and fairly.
* Comply with the law in all our dealings.
* Consider the impact of our decisions and actions on others.
* Speak up when we believe something is wrong.
* Seek diverse views and constructive challenge when we make decisions.

A message from Gord Nixon President and CEO

Banks hold a unique and important position in our society. They facilitate important personal and business transactions, provide advice on financial matters, manage assets, are significant employers and are vital for economic growth.

Banks have this fundamental position only by virtue of the trust others place in them. It’s crucial that clients, employees, investors, communities, and regulators have confidence that banks will act fairly and ethically.

RBC has a long tradition of serving clients well. Our reputation for trust, integrity and excellence began in Halifax nearly 150 years ago and it now spans across Canada and many countries across the diverse range of RBC businesses.

RBC’s reputation is rooted in our history, culture and commitment to always doing what’s right. We build trust with every interaction - through what we say and what we do. Every time we deal with clients, community members and each other, we continue to build the trust that is integral to our success.

In today’s fast-paced, complex and ever-changing environment, stakeholders continue to expect more from their banks. RBC’s reputation for doing what’s right is more valuable than ever, helping us stand out and enabling us to support our clients and the communities where we live and work.

Our Values and Code of Conduct guide us and set expectations for ethical behaviour and decision-making. They help us decide how we serve our clients and how we interact with each other. Our Code protects employees, clients and RBC by providing a common understanding of what’s acceptable and what’s not. The Code is a resource that helps us understand what’s expected of each of us and why.

Every one of us is responsible for protecting and enhancing RBC’s reputation by adhering to our Code of Conduct. It’s also important that we support one another, and feel empowered to challenge situations we believe are wrong.

Please read the Code carefully, discuss what it means with your manager and colleagues, and ask questions to ensure you understand it and what it requires of you.

You have an important role in representing RBC both on and off the job. And you keep RBC a leader in a changing world by relying on those things that endure – our Values of service, teamwork, responsibility, diversity and integrity, and our dedication to our clients, our communities and each other.

Gord Nixon

President and CEO RBC

Message From the President and Ceo i

Our Vision and Values

RBC’s Values define what we stand for everywhere we do business. They are reflected in our behaviour and the way we build relationships and deliver value to all our stakeholders — clients, employees, shareholders, communities and others we deal with. Guided by our shared Values and united in a common purpose, we can achieve our strategic goals and accomplish great results.

We demonstrate our Vision of Always Earning the Right to Be Our Clients’ First Choice by living our Values in the decisions and actions we take every day. These five Values set the tone for our culture and unify us across geographies and businesses:

SERVICE

We provide excellent service to clients and each other.

¡	Build strong and enduring client relationships.

¡	Seek to understand what RBC clients need and offer advice and solutions that are right for them.

¡	Be known as an organization that cares about people, is approachable and delivers excellent value.

TEAMWORK

We believe in each other and work together to succeed.

¡	Have confidence and trust in the capabilities and intentions of our colleagues across RBC.

¡	Share knowledge and learn from each other.

¡	Focus on doing what’s best for RBC clients and the organization.

RESPONSIBILITY

We take personal responsibility for high performance.

¡	Knowing we each can make a difference, take personal responsibility for our own results and those of RBC.

¡	Always reach higher, go farther and achieve more than our competitors.

DIVERSITY

We embrace diversity for growth and innovation.

¡	Grow as individuals and as an organization by respecting and leveraging our similarities and differences.

¡	Draw upon the resources of our businesses, geographies, markets and people, to generate ideas and solutions that break new ground.

INTEGRITY

We build trust through integrity in everything we do.

¡	Do what we say we will do.

¡	Earn the trust and loyalty of both RBC clients and our colleagues.

¡	Base relationships on respect and fairness in all our dealings.

¡	Demonstrate integrity through our actions by always doing what’s right.

At RBC we bring these Values to life every day — continuing to earn the trust of
RBC’s clients and ensuring our strong reputation for doing what’s right.

Our Vision and Values ii

Table of Contents

OUR VISION AND VALUES	ii

1. Introduction	1

1.1 Living Our Values and Acting with Integrity	1

1.2 Our Culture of Integrity — Doing What’s Right	2

1.3 Our Shared Commitment and Accountability	3

2. Speaking Up, Raising Concerns and Reporting Misconduct	3

2.1 Speaking Up and Raising Concerns	3

2.2 Reporting Misconduct	3

2.3 Investigations, Inquiries and Reviews	3

2.4 RBC’s Commitment to Non-Retaliation	3

2.5 What We Expect of Our People Managers	4

3. Integrity in Dealing with RBC Clients, Communities and Others	5

3.1 Protecting RBC Client Information	5

3.2 Protecting RBC Business Information	5

3.3 Protecting RBC’s Reputation in Our Communities – Media and Social Media	5

3.4 Responding to External Inquiries	6

4. Integrity in Working Together at RBC	7

4.1 Respectful Workplace	7

4.2 Equal Opportunity, Fair Workplace and Human Rights	7

4.3 Personal Information About Us	8

4.4 Workplace Health and Safety	8

5. Integrity in How We Do Business	9

5.1 Business Dealings	9

5.2 Avoiding and Managing Conflicts of Interest	9

5.3 Preventing Financial Crime	12

5.4 Securities Trading	12

5.5 Fair Competition	13

5.6 International Trade Controls	13

6. Integrity in Safeguarding Entrusted Assets	14

6.1 Protecting RBC Client Property	14

6.2 Protecting RBC Property	14

6.3 Keeping Accurate Books and Records	15

7. Conclusion	16

Appendix	17

Key Contacts	17

1.1 Living Our Values and Acting with Integrity

RBC is a values-based organization. Respect for each other, RBC clients and our commitments to all our stakeholders are rooted in our Values. RBC’s Code of Conduct (the “Code”) incorporates RBC’s Values, and in particular our Value of Integrity, to guide our day-to-day actions and decisions so we can always do the right thing.

1.2 Our Culture of Integrity – Doing What’s Right

Every day our actions demonstrate not only our Value of excellent service to clients, but also our personal commitments. We each have a responsibility to be truthful, respect others, and comply with laws, regulations and RBC’s policies. (In the Code, the word “policy” includes policies, procedures and standards.) Over many years RBC has earned trust and a reputation for doing what’s right through the actions of those who work here. A continued strong focus on doing what’s right will sustain and build on that trust — the cornerstone of the financial services industry and our relationships with clients and communities.

We do business across the globe, and each one of us has a responsibility to behave with integrity so that we can continue to serve clients and generate value for RBC’s shareholders. More than simply being aware of our Values and following our Code, we need to make them an integral part of how we operate day to day. This will ensure we tell the truth, respect others, uphold the law and comply with policies and practices. These behaviours are the foundation for our culture of integrity and doing what’s right.

Tell the truth

Our work places us in a position of trust. RBC clients, shareholders, communities and our colleagues rely on us to be honest and do business responsibly. We do what we say we will do and earn the trust and loyalty of our clients, shareholders and communities.

Respect others and treat them fairly

Showing respect for everyone we work with, treating them fairly and taking personal responsibility for high performance enables us to achieve RBC’s strategic goals. By living our Values and following the Code, we show others we honour the trust they place in us — making RBC a great place to work and do business.

Uphold the law

RBC is subject to the laws of the countries where we do business. RBC’s policies are designed to comply with its legal and regulatory obligations, including the intent and spirit of the laws that apply to it. By doing so, RBC maintains its reputation for acting with integrity. To this end, each of us must understand and comply with RBC’s policies and practices that apply to the way we do our jobs. Keep in mind that breaking the law could result in civil and criminal penalties and fines for RBC and the individual involved, as well as potential damage to both RBC’s and the individual’s reputation.

Throughout the Code, “RBC” means Royal Bank of Canada and all its subsidiaries and affiliates.

1 Introduction

Comply with policies and instructions

We are each responsible for knowing and following the RBC policies that apply to us. We must also comply with managers’ instructions unless they are inconsistent with RBC Values or policies, against the law or result in health and safety risks.

We must always be aware of both enterprise and local policies specific to business or geographic areas and work within the boundaries of what we have been authorized to do.

1.3 Our Shared Commitment and Accountability

The Code applies to all RBC employees, contract workers and members of the boards of directors.

The importance of the Code cannot be overemphasized. Understanding and complying with the Code is a condition of our work at RBC, and critical to earning the trust RBC clients have placed in us. This Code helps to protect our personal integrity and reputation as well as RBC’s and the financial services industry’s as a whole.

Any one of us who breaches, or fails to report an actual or suspected breach of the Code will be subject to corrective or disciplinary action. Corrective or disciplinary action is RBC’s response to unacceptable behaviour, including breach of the Code, and can range from reprimands to termination of our working relationship with RBC.

We also expect RBC suppliers to follow similar principles and share our commitment to ethics and integrity as set out in our Supplier Code of Conduct. We will not knowingly use suppliers or other third parties who violate the law or operate unethically.

Waivers

Waivers of the Code, or any of its provisions, are seldom considered. If a waiver is necessary to accommodate exceptional circumstances, it must be approved by RBC’s Chief Human Resources Officer and RBC’s Chief Compliance Officer. A waiver of the Code for Royal Bank of Canada directors or specified executive officers must be approved by Royal Bank of Canada’s Board of Directors. Approved waivers must be disclosed publicly as required by law and RBC policies.

2 Introduction

Our shared commitment and accountability involve more than just personally complying with the Code and acting with integrity.

At RBC, we have a responsibility to seek guidance and raise concerns about compliance with the Code, and a duty to report misconduct. If we need guidance, have questions or are unsure about the right thing to do, we should speak with our manager, senior management or one of the Key Contacts.

2.1 Speaking Up and Raising Concerns

We ensure that all questions and concerns raised are addressed. While the Code and RBC policies outline the ethical behaviour expected of us, they cannot anticipate every situation we encounter. By speaking up and raising our concerns, we ensure RBC does the right thing and we protect our clients’ interests and assets, and RBC’s reputation.

2.2 Reporting Misconduct

We have a duty to report actual or suspected misconduct. This includes violations of the Code, policies and the law. We must promptly notify our manager, senior management or any of the Key Contacts if we:

¡	are asked to commit or believe we have witnessed a potentially illegal or unethical act, or

¡	become aware of a breach of the Code or any other situation that could put RBC at risk of loss or harm.

All reports are investigated promptly and thoroughly, as appropriate. RBC keeps these reports confidential, and a report of misconduct or information is disclosed only to the extent necessary to investigate and address the situation.

2.3 Investigations, Inquiries and Reviews

Each of us has a duty to cooperate with internal or external investigations, inquiries, or reviews of concerns or alleged misconduct in a forthright manner. In these situations, we must provide honest, accurate, complete and timely information.

2.4 RBC’s Commitment to Non-Retaliation

There will be no retaliation for speaking up and making a truthful report of real or potential misconduct, for participating in an investigation, or for exercising our legal rights. Retaliatory acts can include adverse compensation or workplace consequences such as negative performance evaluations, creating a hostile work environment, harassment, demotion, dismissal or giving someone tasks intended to alienate or discourage him or her. If you believe you’ve encountered any form of retaliation, follow the reporting procedures set out in the Respectful Workplace Policy to ensure the situation is addressed promptly.

When deciding to speak up and raise concerns, we should ask ourselves these questions:
¡ Is this legal?
¡ Is this fair and ethical?
¡ How would RBC clients, our colleagues or third parties view this situation?
¡ Would RBC’s reputation be damaged if this situation became public knowledge?

Commitment to non-Retaliation means RBC will:
¡ investigate every claim of retaliation, and
¡ take disciplinary action against individuals found to have retaliated in breach of the Code.

3 Speaking Up, Raising Concerns and Reporting Misconduct

2.5 What We Expect of Our People Managers

While we are all held to the high ethical standards set out in our Values and the Code, those of us who are people managers are expected to:

¡	promote awareness and understanding of RBC Values and the Code

¡	lead by example to make sure our team members know and understand the Code, other policies and relevant laws

¡	maintain an environment where everyone feels comfortable asking questions, raising concerns and making reports, while respecting the privacy of those who do, and

¡	promptly escalate concerns and reports of misconduct as appropriate, and follow up to ensure they are addressed.

Our integrity underpins everything we do. It is the foundation for the way we deal with our clients and communities, work with our partners for a stronger RBC, conduct our many businesses and safeguard our assets. The Code explains how we maintain our culture of doing what’s right that makes RBC a great place to do business and to work.

4 Speaking Up, Raising Concerns and Reporting Misconduct

We are committed to promoting fairness in our dealings with our clients, shareholders, suppliers and others, carefully weighing our responsibilities to all stakeholders.

We are in a relationship business and we pride ourselves on the quality of the service and products we provide RBC clients. Integrity and trust help us better serve RBC clients. The same applies to the communities where we live and work, making us a company that people want to do business with and work for.

3.1 Protecting RBC Client Information

Clients care deeply about the privacy of the information they share with us. Protecting their information and trust is integral to the financial services industry. It’s also central to our culture of doing what’s right. We each have a duty to keep RBC client information confidential and secure from the risk of theft, loss, improper disclosure or misuse. We do this by complying with RBC’s Privacy and Information Risk Management Policy. We are responsible for keeping RBC client information private, even after we leave RBC’s service.

When collecting, using and safeguarding client information, we must treat it as we would RBC’s own information. We must never share non-public information — accidentally or intentionally — with a third party or colleague who does not have a business need to know.

In the event of improper disclosure or privacy breach, we must also follow established procedures. We must immediately report a potential or actual privacy breach to our local Privacy Officer, and we must never share any details about the breach with others who do not have a business need to know.

3.2 Protecting RBC Business Information

RBC’s business information is one of our most important assets, so we have a duty to safeguard it by complying with RBC information security policies.

For more information, please refer to RBC’s Privacy and Information Risk Management Policy and “Proprietary information” in section 6.2 of this Code.

3.3 Protecting RBC’s Reputation in Our Communities —

Media and Social Media

Individual character and personal activities

We must avoid any conduct or association which could bring our honesty, integrity or trustworthiness into question. RBC’s reputation and security depend on our actions. Remember, even our personal activities outside of work can impact RBC’s reputation. To maintain RBC’s reputation for integrity, we conduct ourselves professionally and comply with our Values, the Code and relevant RBC policies.

What can I do to protect RBC client information?

¡   Operate on a “need to know”, rather than “nice to know” basis, and share RBC business or client information only with those who need it for an appropriate business purpose – and always use proper procedures to share information securely.

¡    When working in public places (for example, while commuting, in restaurants or in hotels) take care not to be overheard or allow RBC business information to be visible or left behind.

¡   Dispose of confidential information as required by RBC’s Privacy and Information Risk Management Policy.

¡   Immediately report any potential or actual privacy or information security incidents or breaches.

5 Integrity in Dealing with RBC Clients, Communities and Others

External representation

Our Values and the Code provide a foundation for our behaviour when we represent RBC at work and in our communities. Our integrity and trust must be beyond reproach. This includes:

¡	Use of external social media

One of the ways RBC communicates is through social media. As with other communications, it is important that our business and corporate social media use is appropriate and consistent with RBC’s general communication strategy. To ensure this, only specifically approved employees may participate in external social media for RBC business or corporate use. This is set out in our Enterprise-Wide Policy on the Usage of External Social Media and in other business-specific social media policies.

When we participate personally in external or internal social media, we should do so responsibly as we could be considered to represent RBC both at and outside of work. We need to consider the potential impact our comments may have on RBC’s reputation, and be guided by our Values and the standards set out in the Code. Social media is not an appropriate venue to express concerns about RBC, our stakeholders or our competition. RBC provides multiple avenues for us to voice our concerns and have them addressed. Refer to RBC’s Enterprise Guidelines for Personal Use of Social Media for more guidance.

¡	Responding to inquiries from the media

We manage and protect RBC’s reputation and ensure consistency in managing media inquiries. Only those of us who have been authorized to do so may communicate with the media on RBC’s behalf. Media inquiries must be referred to our Corporate Communications representatives; we are not authorized to address media questions ourselves. For more information, refer to RBC’s Corporate Media Relations Policy.

Supporting our communities

We support the communities where we live, work and do business. We also accept accountability for the social and economic effects of our business decisions. We take pride in the value of our contributions, encourage employee volunteerism and support participation in general political processes.

We must not use RBC time or resources to promote political candidates either inside or outside the workplace. If we choose to participate in political activity, we do so on our own behalf and not as representatives of RBC. We must never use our affiliation with RBC to market our political activities.

We must obtain our manager’s permission to promote other causes or issues, including charitable ones, in RBC workplaces. Personal contributions to political and charitable causes must be at our own expense and must not interfere with our work at RBC.

Environmental sustainability

RBC promotes environmental sustainability. This means minimizing our environmental footprint and offering environmentally responsible products and services. We believe fulfilling our goals in these areas will lead to short and long term benefits for RBC shareholders, clients, colleagues and the communities where we live and do business.

3.4 Responding to External Inquiries

From time to time, we may receive an inquiry from government authorities or regulators regarding RBC business. When approached for information, we follow the procedures established for our business unit. This includes escalating the inquiry to our manager or local Compliance group, as appropriate.

When using social media (for example, Facebook, LinkedIn, Twitter, YouTube, Flickr, FourSquare, QZone, Tencent Weibo, Sina Weibo), remember that our words are public and permanent. We should consider the following when using social media:

¡    Safeguard our personal and professional reputations.

¡    When we identify ourselves as working for RBC or provide our RBC email address when using social media personally, our actions can reflect on our own and RBC’s reputation.

¡   Confidential, non public information relating to RBC, RBC clients, employees, contract workers, or other persons must never be a part of our social media conversations (for example RBC’s financial information, business plans, pending product launches, partnerships with third parties and employment relationships).

¡   We must not represent RBC’s position on an issue without approval from Corporate Communications and our manager.

¡    If we see an issue involving RBC unfolding in social media, we should contact Corporate Communications. We should not try to address the issue ourselves.

6 Integrity in Dealing with RBC Clients, Communities and Others

At RBC, we have a strong and capable global team serving our clients, working together to deliver on our strategy, and creating value and growth for our clients, communities and shareholders. We believe in each other and have confidence and trust in the capabilities and intentions of our colleagues. Our integrity, inclusiveness and teamwork help make RBC a great place to work, belong and thrive.

4.1 Respectful Workplace

We all have a right to work in a respectful and professional environment. Treating each other with respect and dignity ensures a healthy and productive work environment. We respect our colleagues, RBC clients and others we deal with.

Harassment, discrimination, violence, retaliation and other disrespectful and inappropriate behaviour are not tolerated at RBC. Harassment is any kind of unwelcome behaviour that creates an offensive, hostile or intimidating work environment. Harassment interferes with a climate of mutual respect for the dignity and worth of each person. It also undermines the integrity of our relationship with RBC and one another.

Refer to RBC’s Respectful Workplace Policy for details and procedures for reporting breaches.

4.2 Equal Opportunity, Fair Workplace and Human Rights

Equal opportunity

RBC promotes equal opportunity in all dealings with RBC employees, contract workers, clients and others we deal with. In addition, RBC provides equal opportunity for advancement and growth in the workplace by filling open positions based on business need and candidate merit.

Fair workplace

We treat all employees and contract workers fairly, pay fair compensation and provide respectful work environments. All employees are encouraged to raise concerns directly within RBC using the Key Contacts without the need for external representation.

Human rights

We comply with all laws regarding non-discrimination and human rights in the jurisdictions where we operate. These laws often prohibit discrimination on certain grounds, such as race, colour, religion, age, gender, marital status, sexual orientation and disability.

Even where laws allow for discrimination on these grounds, RBC operates in a way that doesn’t differentiate unfairly.

Examples of disrespectful and inappropriate behaviour include:

¡  lewd, profane, abusive or demeaning language (including email communication)

¡  yelling at another person

¡   threatening, bullying or intimidation

¡  fighting

¡  rough, boisterous or disruptive behaviour, and

¡  jokes that demean or belittle others, even when no offence is intended – such as racist, sexist and sexual orientation jokes.

7 Integrity in Working Together at RBC

4.3 Personal Information About Us

Those of us who work at RBC have a right to privacy. Personal information about each of us is confidential. Collection, use and disclosure of this information must be relevant to our working relationship with RBC.

Additionally, when someone confides in us and asks us to keep the information confidential, we must do so, except as required by law or the Code. Keeping information private and confidential is a matter of personal integrity, honouring the trust others place in us.

For more information, please refer to RBC’s Employee Privacy View.

4.4 Workplace Health and Safety

RBC is committed to providing a healthy and safe workplace and complying with health and safety laws. Maintaining such a workplace is a shared responsibility of RBC, managers, employees and contract workers. All employees and contract workers are to take every reasonable and necessary precaution to ensure their health and safety as well as that of their colleagues.

To ensure our workplaces are healthy and safe, we understand and follow RBC’s health and safety policies. We also:

¡	do not have weapons of any kind in our possession while on RBC premises, and

¡	obtain management approval and ensure any required permits have been obtained before serving alcohol on RBC premises.

Personal information about us is used by RBC where needed to manage our working relationships and must be kept confidential as outlined in RBC’s Employee Privacy View. It includes:
¡	information required to verify credentials and education

¡	employment-related credit checks

¡	home address

¡	home phone number and personal cell phone number

¡	government issued identification numbers

¡	compensation

¡	performance reviews

¡	corrective/disciplinary actions, and

¡	health and benefit information and insurance records, including date of birth and non-HIPAA (Health Insurance Portability and Accountability Act) information in the U.S.

8 Integrity in Working Together at RBC

Ethical behaviour governs every aspect of our business, from day-to-day transactions to special projects.

5.1 Business Dealings

As representatives of RBC, we have a duty to never mislead others — even by omission — about RBC products or services. We must be mindful when evaluating RBC communications that all information is clear and not misleading in any way. This is especially important with regard to our sales representation, marketing and advertising.

To this end, we promptly correct misstatements when we notice them, or when they are brought to our attention. We must make every reasonable effort to provide full and fair information and avoid errors or ambiguity in any statement issued on RBC’s behalf. This means we must be knowledgeable about the products and services we promote to ensure our communications about them are accurate.

5.2 Avoiding and Managing Conflicts of Interest

By acting without bias, we can assure RBC stakeholders of our integrity. This means that the decisions we make in our work with RBC must be independent of our personal interests. Obligations arising from our other business, family and social relationships must not play a role in our work for RBC. A conflict of interest — actual, potential or perceived — is a situation that could cause others to doubt our ability to perform our jobs effectively and objectively, without bias. Keep in mind that a conflict of interest can exist even where we have not behaved improperly or unethically. Even the impression of a conflict of interest can affect RBC’s reputation and our own.

We cannot prevent or avoid the presence of conflicts of interest, as they arise naturally out of our various relationships with RBC, its clients and others. We can avoid some conflicts of interest, and manage others so that we remain objective in our work at RBC.

We have an ongoing responsibility to identify conflicts of interest in relation to RBC, its clients and its suppliers. This includes potential and perceived conflicts as well as actual ones. We must immediately disclose all conflicts we identify so they can be avoided or managed appropriately.

Some common conflicts of interest are described in the following sections. Note that in these sections “family” includes:

¡	a spouse, common law partner or domestic partner

¡	children and step-children

¡	parents and siblings

¡	grandparents and grandchildren, and

¡	other relatives by blood or marriage.

For more information, refer to RBC’s Conflicts of Interest Policy and related control standards as well as RBC’s Enterprise Anti-Bribery Anti-Corruption Policy. These resources also explain how to disclose actual, potential or perceived conflicts.

How can I recognize and manage potential conflicts of interest?

¡  Think about how your actions would look to others.

¡   Disclose activities upfront, especially if you are unsure about potential conflict.

¡   Talk to your manager or local Compliance group if you have any questions.

9   Integrity in How We Do Business

Managing our dealings with RBC

We often use RBC products and services ourselves, as do many of our friends and family members. We must make sure all our personal, family and friends’ dealings with RBC are handled at arm’s length — independent of their relationship to us and our relationship with RBC — by following relevant procedures for the business we work in. For more information, we should check with our local Compliance group.

Managing working relationships with family and friends

It is possible for our personal relationships to have an effect on our work at RBC. We must understand the actual or perceived effects that personal relationships can have in order to avoid situations that would reflect negatively on RBC.

Remember, there is no substitute for good judgment and common sense. If we are ever in doubt about a relationship that may put us in a conflict of interest, we should speak with our manager.

Likewise, our loyalties can become conflicted if friends or family members work for a company that does or seeks to do business with RBC as an RBC client or supplier. This is especially likely to be a problem if it happens to those of us who are involved in the approval or selection process, contract negotiations or relationship management with RBC clients or suppliers. In these cases, we must inform our manager or local Compliance group of the potential conflict of interest so it can be addressed.

Managing outside activities or work

Some of us take on additional work or activities outside our work at RBC. This may take the form of part-time work elsewhere, volunteer activity or a personal business run from home. No matter the type of work, these additional activities must not be with one of RBC’s competitors. They also must not interfere with our responsibilities to RBC or its clients.

We must be aware of actual, potential or perceived conflicts of interest related to outside activities and must disclose and obtain approval for them as required. Doing so allows us to maintain our commitment to integrity while maximizing our business and relationships.

For more information, refer to the Control Standards for Outside Activities.

Managing external directorships

RBC encourages us to participate in our communities. For example, some of us may choose to take on directorships or similar roles at companies, organizations, clubs, associations or foundations. If we do, the role must not compromise our ability to do our best work for RBC and its clients. We must be careful to avoid actual, potential or perceived conflicts of interest and potential reputational issues. Roles and relationships must be assessed to ensure we comply with the Code and RBC policies on disclosure and approval. Generally, it is not acceptable to act as an officer or director of a client’s business.

For publicly traded, private for-profit, not-for-profit, or venture capital entities/ organizations, refer to RBC’s Conflicts of Interest Policy and the Control Standards for External Directorships for required process and approvals.

What types of relationships could cause a conflict of interest?

¡   A direct supervisory relationship with a family member or close friend

¡   A working relationship where we may have the ability to favourably impact compensation, work conditions or promotion prospects of a close friend or family member

¡    An outside activity, external directorship or work arrangement that interferes or competes with RBC’s business.

10 Integrity in How We Do Business

Accepting appointments or inheritances

RBC’s clients look to us for advice on their financial matters. Clients may ask or appoint us to represent them or their interests in a variety of situations. These appointments include our acting as attorneys, mandataires, trustees, executors, administrators, liquidators, protectors, and in other appointments or fiduciary roles. In some instances, clients wish to show their appreciation for the value of our services by giving us a gift effective on their death. These can be made in the client’s will, by designation as beneficiary under a client’s policy, plan or account, or by joint ownership of an asset. To make sure there is no appearance of conflict, we and our families must not accept these requests, appointments, gifts or benefits unless they arise independently of the client relationship. We must ensure we follow established procedures before accepting any appointment or benefit, obtaining management and local Compliance approvals appropriate for the business we work in. When acceptance of certain appointments is part of our role (such as being a discretionary investment manager), we must follow RBC policies.

Managing gifts and entertainment

In business, it is common to foster relationships by exchanging courtesies, such as meals, gifts and entertainment. However, we must ensure that the gifts and entertainment we accept are not intended or designed to influence our business judgment on behalf of RBC. Likewise, we must never give gifts or entertainment intended to inappropriately influence someone else’s business judgment. To keep our purposes clear, all gifts and entertainment we accept or give must comply with RBC policies. We must take extra caution when the intended recipient of a gift or entertainment is a public official.

Gifts are anything of value given or received in relation to RBC business. We may only give or accept gifts less than 100 times the local currency unit. (If this is substantially different in value than $100 Canadian, use the local currency equivalent of $100 Canadian.) Gifts must also be customary, modest, and culturally sensitive. We must never accept or give cash, bonds or negotiable securities, although gift certificates or gift cards are allowed as long as they cannot be converted into cash.

Entertainment includes any event we host or attend for business related purposes. Common examples include meals, sporting events, theatrical performances and educational events. Entertainment should always be in good taste and consistent with usual business practice. As with gifts, we must avoid entertainment that is too lavish or expensive because it may also be seen to influence our judgment.

If only one party attends the event, then it is considered a gift. For example, if a supplier gives us tickets to an event, but does not attend, then we must follow the control standard for gifts.

RBC also has control standards around payment for travel or lodging expenses. These apply to situations where RBC is providing entertainment or where we are accepting travel or lodging expenses from a third party.

For more information, please refer to our Control Standards for Gifts and Entertainment as well as RBC’s Enterprise Anti-Bribery Anti-Corruption Policy. Your business unit may also have more specific rules with which you must comply; for further information you should contact your local Compliance group.

Key things to remember when considering gifts or entertainment:

¡ Cash, bonds and negotiable securities are never acceptable gifts regardless of the amount

¡ Paying for a client’s travel or lodging expenses is not permitted; similarly, receiving travel or lodging expenses is also not permitted.

¡ Entertainment must not seem excessive or inappropriate; if unsure, seek guidance from your manager or Compliance before accepting an invitation

¡ Seek guidance from Compliance before providing a gift or entertainment to a public official

¡ Gifts and entertainment must not create a sense of obligation for either party – it’s never wrong to question the motive behind business gifts and entertainment.

11 Integrity in How We Do Business

5.3 Preventing Financial Crime

Anti-money laundering (“AML”) and terrorist financing

Money laundering and terrorist financing are serious issues in many parts of the world. Global efforts to prevent these crimes receive significant attention from regulators, governments, international organizations and law enforcement agencies.

It is important that we know and comply with all laws designed to detect and deter money laundering and terrorist financing activities. To do this, we must be vigilant and exercise good judgment when dealing with unusual or suspicious transactions or activities.

For more information, please refer to RBC’s Anti-Money Laundering and Anti-Terrorist Financing Policy.

Anti-bribery and anti-corruption

Government and other groups globally are working to fight corruption because of its damaging effects on countries, communities and businesses. We support these efforts through our commitment to operate with integrity. We are committed to doing business based on the quality of RBC’s reputation and the services we provide, and not because we have gained any dishonest or unfair advantage. We continue to enhance our Anti-Bribery Anti-Corruption Policy and other controls to be sure that we abide by the anti-corruption laws in place wherever we do business.

For more information, please refer to RBC’s Enterprise Anti-Bribery Anti-Corruption Policy and RBC’s Control Standards for Gifts and Entertainment.

5.4 Securities Trading

Many of the countries where we do business have laws regarding when we can trade in securities issued by any company.

Before trading in the securities of RBC, its clients or any other company, we must familiarize ourselves with RBC’s policies on personal trading, as well as the effect that the perception of wrongdoing may have.

From time to time, we may have access to material, non-public (or “inside”) information about a company, including RBC or its clients. As a rule, inside information can reasonably be expected to affect the market value or price of a company’s securities. Similarly, a reasonable investor would consider it important when deciding whether to buy, sell or hold onto a security. When we have inside information about a company, we must not trade in the securities of that company. Doing so is called “insider trading” — which is illegal and subject to fines and penalties. It is also illegal to provide inside information to another (this is usually called “tipping”) unless it is necessary to accomplish a legitimate business purpose.

For more information, refer to RBC’s Inside Information and Information Barriers Policy and the Personal Trading Policy.

What can I do to identify and prevent money laundering?

¡ Know your clients (“KYC”), verify their identity and that of any beneficial owners and obtain evidence of their source of wealth and source of funds.

¡ Identify and escalate as soon as possible any unusual activity you believe may potentially be related to money laundering or terrorist financing activity.

¡ Never advise (‘tip off’) anyone suspected of possible money laundering or terrorist financing activity of your concerns or notify them of any potential reporting.

¡ Never alter, remove or disguise information to facilitate a transaction that would otherwise be prohibited under the law.

What can I do to identify and prevent bribery and corruption?

¡ We must not solicit, give, receive or promise any “item of value”, either directly or indirectly, with the intent of helping RBC obtain an advantage. This includes offering, providing or receiving excessive gifts and entertainment.

¡ We must not make facilitation payments. Facilitation payments are typically small payments or fees made to government officials to obtain or speed up routine actions or services such as obtaining licenses or permits. If in doubt, always check with Compliance before considering a payment.

12 Integrity in How We Do Business

¡	Directors of Royal Bank of Canada should refer to the Insider Trading and Reporting Policy and Procedures for Directors of Royal Bank of Canada.
¡	Non-executive directors of subsidiaries of Royal Bank of Canada who are not otherwise officers, employees, or directors of Royal Bank of Canada, should refer to the Policy on Inside Information and Personal Trading for Non-executive Directors of Subsidiaries of Royal Bank of Canada.

5.5 Fair Competition

RBC seeks to ensure fair business practices are followed wherever we do business. Many countries where we do business have laws to promote fair competition and reduce monopolistic (or antitrust) activity.

At RBC, each of us has a responsibility to know and comply with applicable competition and antitrust laws. We need to be able to recognize and avoid situations that may conflict with these laws. To ensure we comply with these laws, we must be especially careful when dealing with competitors of RBC. Never agree or arrange with a competitor to do any of the following:

¡	fix, maintain, increase or try to control the price of a product or service

¡	divide or allocate sales, clients or markets for the supply of products or services, or

¡	fix, maintain, increase, lessen, or otherwise try to control the supply of a product or service.

We take great care at industry association meetings or other events where we may interact with competitors. If a competitor mentions any of these practices, we should voice our disagreement and withdraw from the discussion. While industry associations can be excellent opportunities for networking and business development, they pose challenges as well. When attending these events, we are careful to avoid even the appearance that RBC participates in or endorses unfair or manipulative business conduct.

For more information, please refer to RBC’s Enterprise Anti-Trust and Competition Law Policy.

5.6 International Trade Controls

Exports

Because we deliver RBC products and services internationally, we are subject to global trade laws, including exports and re-exports from the U.S. and other countries. Always be sure that we have any necessary export licenses or permits.

Violations of trade control laws can have severe consequences for both RBC and the individuals involved. Therefore, we must be aware of relevant requirements and contact the Law Group or Compliance with any questions.

Sanctions

RBC complies with national and multinational sanctions and regulations that apply to our businesses. We must all be aware of any sanctions that impact the work we do and follow RBC procedures. Contact the Law Group or AML Compliance for advice if you are unsure of the right course of action.

For more information, please refer to RBC’s Global Economic Sanctions Policy.

Other examples of activities where competition issues arise:
¡ bid-rigging, or secretly making agreements with other bidders when submitting bids or tenders
¡ making availability of a product or service conditional on the purchase of another product or service

¡  communications that could be interpreted to show an anti-competitive intent or behaviour, such as advertisements that are misleading, unfair or inaccurate when they compare RBC products with those of our competitors, or

¡ any other act that is likely to harm competition substantially if done in circumstances where we are dominant in a market or a class of business.

13 Integrity in How We Do Business

As a financial institution, we manage the assets in our care responsibly and ethically to earn and maintain our stakeholders’ trust.

6.1 Protecting RBC Client Property

In order to earn RBC clients’ trust, we must safeguard their property. This property should be used only in accordance with their directions and relevant RBC policy and the law. Using this property inappropriately or for personal gain is a violation of this trust.

6.2 Protecting RBC Property

Fraud, misappropriation and other types of misconduct

Many of us have access to premises, systems and information about RBC processes that are not available to RBC clients or the general public. We must never use this access or information to benefit ourselves, our families or our friends, or for any purpose unrelated to the performance of our duties. Fraud, misappropriation of property or corporate opportunities and other types of misuse are never tolerated.

Acts of fraud may include intentionally concealing or misrepresenting facts for the purpose of inducing, deceiving or misleading others.

“Misappropriation” includes theft or other intentional misuse of RBC assets, systems, processes or RBC client funds. Misuse can include any purpose not related to the performance of our duties.

Proprietary information

RBC proprietary information includes non-public or undisclosed information we withhold from general knowledge. This information is critical to our business, and could be useful to our competitors or harmful to RBC if disclosed.

RBC’s proprietary information may be disclosed to outside parties only if required by law or if properly authorized. Even then, we disclose the information only once the appropriate confidentiality agreement has been signed. Our responsibility to safeguard RBC’s proprietary information continues, even after we leave RBC’s service. Proprietary information is to be protected in keeping with RBC’s Enterprise Privacy and Information Risk Management Policy.

Trademarks, copyright and other intellectual property

RBC intellectual property has important commercial value and is crucial to RBC’s effective competition in the marketplace. It includes any of the following that we create while working for RBC:

¡	inventions, improvements, works of authorship, developments, concepts or ideas

¡	data, processes, online websites or applications, computer software programs, or discoveries, and

¡	trade secrets, trademarks, brand names, copyrights or logos.

Any intellectual property we generate in our RBC work belongs to RBC and remains with RBC after we leave RBC’s service. We should use RBC intellectual property only as permitted in this Code and RBC policies.

Some examples of fraud include:

¡  improper financial reporting (such as improper revenue recognition and over- or understating assets or liabilities)

¡  deliberate failure to fulfill our disclosure obligations, and

¡  falsifying records.

Some examples of misappropriation and misuse are:

¡  intentional personal use of RBC expense accounts or corporate credit cards — expense accounts and corporate credit cards must be used only for expenses eligible for reimbursement under RBC’s expense guidelines

¡   unauthorized “borrowing” and “kiting” (taking advantage of the time delay required for an item to clear)

¡   obtaining funds through false pretences such as depositing a cheque known to be NSF (Non- Sufficient Funds) or making an “empty envelope deposit” in an Automated Banking Machine, and

¡  personally taking advantage of opportunities identified through the use of corporate property, information or position.

Some examples of proprietary information include:

¡  RBC client lists and trade secrets

¡  technical and statistical information

¡   financial documents

¡  contract documentation

¡  legal or business matters

¡   business processes, and

¡   corporate strategies and plans.

14 Integrity in Safeguarding Entrusted Assets

RBC intellectual property must not be used by a third party without our prior approval. Similarly, we may use a third party’s intellectual property only with the third party’s prior approval. For example, all original musical, artistic and literary works, computer software, performances and sound recordings are protected by copyright laws. We must not download, install or copy software to our RBC-issued computers without first obtaining the owner’s permission.

We should seek guidance from the Law Group if we suspect RBC intellectual property has been infringed or otherwise misused, or if we have any questions on the use of intellectual property.

Proper use of RBC networks, systems software, devices and the Internet

Most of the equipment, systems and technologies that we use in our work belong to RBC. This includes RBC computer networks, software, computers and portable devices, as well as the messages communicated with them. Where RBC policies permit us to use our personal equipment for RBC work, we must follow the policies associated with that use.

When sending communications through RBC networks, we must always maintain a professional tone and comply with the Code and RBC policies including Respectful Workplace Policy. We follow these requirements whether we are using RBC equipment or our own.

RBC reserves the right to monitor, audit and inspect our use of RBC systems and technology, including internet usage and email. While we may engage in limited personal use of RBC equipment, systems and technology, we must remember to comply with the Code and RBC policies, including the Respectful Workplace Policy. In line with this policy, we must not use these systems to view or communicate sexually explicit, gambling, or otherwise inappropriate material. These systems also must not be used to do work on behalf of another business or organization, unless authorized by RBC.

6.3 Keeping Accurate Books and Records

RBC’s credibility depends on the integrity of its books, records and accounting. Clients rely on us to maintain and provide accurate records of their dealings with us — a duty RBC takes seriously. We must ensure RBC’s books and records are accurate, timely and complete, and reflect RBC business, operations, earnings and financial status.

To maintain accurate books and records, we follow internal processes and procedures. This includes capturing information into the proper system and labelling it correctly so it is complete and accurate.

We are expected to act honestly and with integrity in handling RBC accounts at all times. For instance, overstating an amount on an expense report or falsifying a sales record in order to exceed a target would be serious violations of RBC’s trust in us and the Code. False statements such as these are never tolerated, no matter how small the amount or the reason behind the action.

We all provide information that RBC uses to prepare financial statements, regulatory reports and publicly-filed documents. This means we all play a role in ensuring that the information we record complies with all applicable accepted accounting principles and RBC internal controls.

Keep in mind that falsifying financial or business records (including client documentation) or making false statements to our auditors is against the law. Likewise, it is unethical, unlawful and prohibited to make a payment or establish an account on RBC’s behalf for any purpose other than as described in supporting documentation.

15 Integrity in Safeguarding Entrusted Assets

7. Conclusion

Our Code of Conduct is integral to the way we do business at RBC. It helps define our culture of doing what’s right and provides all of us with the same frame of reference for dealing with issues that can be both sensitive and complex.

“Protecting our reputation is paramount – without the trust of our clients and the public,

our successes simply would not be possible. Protecting and building our reputation as a bank with integrity and a strong client focus is the responsibility of each one of us”.

Gord Nixon, President and CEO, RBC

16 Conclusion

Appendix

KEY CONTACTS

In addition to the Doing What’s Right – Speak Up! RBCnet site, there are a number of people and other resources we can turn to any time we have questions.

¡	Your manager

¡	Senior management

¡	Your business or functional unit compliance officer or group

¡	Global Compliance

Global Compliance provides independent control and oversight of the management of RBC’s regulatory and compliance risks and controls, as they relate to laws, regulations and regulatory expectations relevant to the activities of RBC and subsidiaries in the jurisdictions in which they operate.

Global Compliance

RBC

155 Wellington Street West, 15th Floor

Toronto, Ontario M5V 3K7

Canada

Transit # 15878

Global Compliance Team

  Privacy & Information Risk Management

  Anti-Money Laundering

¡	Law Group

The Law Group provides legal services to RBC globally. Our lawyers and professional staff help business and functional partners to seize opportunities, overcome challenges, manage legal risks and develop strategies to advance business objectives.

Law Group

RBC

Royal Bank Plaza, 14th Floor, North Tower Toronto, Ontario M5J 2J5

Canada

Transit #04626

¡	Your local Corporate Investigation Services group

CIS conducts internal investigations enterprise wide related to serious Code of Conduct violations.

Corporate Investigation Services

RBC

20 King Street West, 5th Floor

Toronto, Ontario M5H 1C4

Canada

Transit # 04266

Phone: 1-800-769-8878

Fax: 1-416-974-8351

Email: Corporate Investigation Services

¡	Your local Internal Audit Department

Internal Audit provides independent, objective risk assessment and evaluation of the adequacy and effectiveness of risk management practices, internal control and corporate governance processes in all areas of RBC, ensuring appropriate remedial action takes place.

Internal Audit Services

RBC

20 King Street West, 8th Floor

Toronto, Ontario M5H 1C4

Canada

Transit #07471

¡	RBC Reporting Hotline

Within North America: 1-866-796-8710

Outside North America: Global Contact Numbers

Email: rbcreportinghotline@rbc.com

or on Outlook at RBC Reporting Hotline

The Ombudsman for RBC personally monitors messages received by telephone and email and files a report on all reported issues to the RBC Board of Directors Audit Committee. The employee name and any other personal information is removed from the report and kept in strict confidence by the Ombudsman, who is the only person who can contact the employee for further information.

¡	Human Resources

Human Resources supports employees and managers dealing with workplace issues including issues relating to the Code of Conduct. Human Resources also directly contributes to RBC performance through the development of leadership and the implementation of people strategies to ensure the RBC workforce is aligned, capable and engaged to achieve our strategic and operational goals.

Contact Information:
Location	Contact	Phone
Canada	HR Consultant Team	1-800-545-2555
Caribbean and RBTT	Local HR Business Partner	local number
Channel Islands	Local HR Business Partner	local number
Other International	Local HR Contact or Manager	local number
UK	London HR Department	+44 207-002-2997
USA	US HR Service Center*	1-866-477-3783

*	Ask the US HRSC for the appropriate Human Resources contact for each business unit.

¡	Informal Resources

In addition to the Key Contacts listed above, the Employee Ombudsman is also available as a confidential and informal resource for employees. Contacting the Employee Ombudsman does not eliminate an employee’s responsibility to formally report violations of the Code of Conduct; rather it provides a forum for confidential and off-the-record initial discussion of Code of Conduct or other work-related concerns. The Employee Ombudsman is not obligated to report details of any discussions to RBC, nor does contacting the Employee Ombudsman constitute formal notice to RBC.

17  APPENDIX

Employee Ombudsman

Royal Bank Plaza, P.O. Box 1

Toronto, Ontario M5J 2J5

Transit #01725

Within North America:

English: 1-800-265-7823

French: 1-800-465-7823

Outside North America:

Global Contact Numbers

Fax: 416-974-4761

Internal email*: Employee Ombudsman

Internet email*: employeeombudsman@rbc.com

*	Please note that confidentiality of email submissions cannot be assured.

Hearing Impaired:

Employees may contact the employee Ombudsman via email

at employeeombudsman@rbc.com.

Canadian TTY users may also utilize Bell Canada’s Relay

Service by dialing 711.

Confidentiality Assurance:

By contacting the Employee Ombudsman, your identity will

not be released to anyone unless you provide your consent.

18 APPENDIX